EXHIBIT 99.1

Appliance Recycling Centers of America Inc.

7400 Excelsior Boulevard, Minneapolis MN 55426 (952) 930-9000

FOR IMMEDIATE RELEASE	FOR MORE INFORMATION CONTACT:
Edward R. (Jack) Cameron
(952) 930-9000

Appliance Recycling Centers of America Promotes
Bradley S. Bremer to Vice President of Retail Operations

Minneapolis, MN—February 20, 2007—Appliance Recycling Centers of America, Inc. (Nasdaq:  ARCI) today announced that it has promoted Bradley S. Bremer to the newly created position of Vice President of Retail Operations. Since joining ARCA in March 2000 until his promotion, Bremer served as Retail Operations Manager for the company’s retail division, ApplianceSmart.

As Vice President of Retail Operations, Bremer holds responsibility for directing all aspects of ARCA’s retail division, including the management of sales, marketing and operations for the company’s ApplianceSmart stores. Bremer also oversees the planning and development of new ApplianceSmart stores, programs and services.

Bremer’s extensive experience in the appliance retailing industry includes sales and management positions with Sears Brand Central and Montgomery Ward. After graduating from the University of Minnesota Duluth, Bremer spent more than six years with Montgomery Ward in roles of increasing management responsibility. He served as associate buyer of laundry and dishwashers and project coordinator of Electric Avenue before being promoted to planning and allocation manager of furniture. Bremer also held the positions of regional market manager and group merchandising manager for Montgomery Ward.

Edward R. (Jack) Cameron, president and chief executive officer of ARCA, commented: “Seven years ago when Brad accepted the role of Retail Operations Manager, we were in the early stages of developing our ApplianceSmart superstore concept. At that time, we operated a total of four ApplianceSmart stores in two markets and sold scratch-and-dent appliances we received from one appliance manufacturer.

“Under Brad’s direction, we have expanded our retail network to 15 ApplianceSmart factory outlets serving 5 markets and are ranked as the 30th largest appliance retailer in the U.S., according to TWICE magazine. Brad’s development of strong relationships with the major appliance manufacturers, including Frigidaire, GE, Whirlpool and Maytag, now enables ApplianceSmart to carry major brands of new in-the-box models, as well as close-outs, factory over-runs and other special-buy appliances.

“Brad’s promotion to ARCA’s Vice President of Retail Operations reflects the outstanding leadership skills and depth of expertise he has established through 20 years of experience in the appliance retailing industry. Brad has been a tremendous asset in driving the growth and development of our ApplianceSmart operations over the past seven years, and I am confident that he will excel in his new position.”

About ARCA

Through its ApplianceSmart operation, ARCA is one of the nation’s leading retailers of special-buy household appliances, including such leading brands as Maytag, GE, Whirlpool, Frigidaire, Jenn-Air, Amana and Magic Chef. These special-buy appliances, which include close-outs, factory overruns and scratch-and-dent units, typically are not integrated into the manufacturer’s normal distribution channel. ApplianceSmart sells these virtually new appliances at a significant discount to full retail, offers a 100% money-back guarantee and provides warranties on parts and labor. As of February 2007, ApplianceSmart is operating 15 factory outlets: five in the Minneapolis/St. Paul market; three in the Columbus, Ohio, market; four in the Atlanta market; two in San Antonio, Texas; and one in Los Angeles. ARCA is also one of the largest recyclers of major household appliances for the energy conservation programs of electric utilities. Visit our web sites at www.arcainc.com and www.ApplianceSmart.com.

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Statements about ARCA’s outlook are forward-looking and involve risks and uncertainties, including but not limited to:  the strength of recycling programs, the growth of appliance retail sales, the speed at which individual retail stores reach profitability, and other factors discussed in the Company’s filings with the Securities and Exchange Commission.